As filed with the Securities and Exchange Commission on December 22, 2017

Registration No. 333-150581

Registration No. 333-205200

Registration No. 333-207571

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-150581

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-205200

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-207571

UNDER THE SECURITIES ACT OF 1933

NEWSTAR FINANCIAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	54-2157878
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

John K. Bray

Chief Financial Officer

500 Boylston Street, Suite 1600

Boston, Massachusetts 02116

(617) 848-2500

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Thomas J. LaFond, Esq.

Lisa R. Haddad, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

617-570-1000

Approximate date of commencement of proposed public sale: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by NewStar Financial, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-207571, originally filed with the Commission on October 23, 2015, as amended by Amendment No. 1 filed with the Commission on October 29, 2015, pertaining to the registration of $200,000,000 of 7.25% Senior Notes due 2020;

•	Registration Statement No. 333-205200, originally filed with the Commission on June 24, 2015, as amended by Amendment No. 1 filed with the Commission on July 21, 2015, pertaining to the registration of an offering of an indeterminate principal amount and number of each of the identified securities (common stock, preferred stock, warrants, debt securities, rights and units), up to a maximum aggregate offering price of $1,000,000,000, for the purpose of offering the securities from time to time in unspecified numbers at unspecified prices, and pertaining to the registration of the offering of 12,000,000 shares of common stock, par value $0.01 per share, of the Company being offered for resale from time to time by certain selling stockholders named in the Registration Statement; and

•	Registration Statement No. 333-150581, filed with the Commission on May 1, 2008, pertaining to the registration of the offering of 32,898,339 shares of common stock, par value $0.01 per share, of the Company being offered for resale from time to time by certain selling stockholders named in the Registration Statement.

On December 22, 2017, pursuant to the Agreement and Plan of Merger, dated as of October 16, 2017, by and among the Company, First Eagle Holdings, Inc., a Delaware corporation (“First Eagle”), FE Holdco, LLC, a Delaware limited liability company and a wholly-owned, direct subsidiary of First Eagle (“Holdco”), and FE Merger Sub, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of Holdco (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly-owned subsidiary of First Eagle.

In connection with the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under each of the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, in the Commonwealth of Massachusetts, on this 22nd day of December, 2017.

NewStar Financial, Inc.

By:	/s/ John K. Bray
Name: John K. Bray Title: Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.